Exhibit 99.1

MacroSolve On Track To Meet Strategic Milestones

●	Anyware Mobile Solutions division on track to be cash flow positive by Q1 of 2010

●	Company successfully closes on the latest tranche of its $2.3 M funding

TULSA, Okla., September 23, 2009 – MacroSolve, Inc., (OTCBB:MCVE), parent company of Anyware Mobile Solutions, announced today that it has received additional funding from investors in its $2.3 million convertible debt financing as it continues to meet monthly strategic milestones. These milestones, required by the investors, include specific company performance criteria around product development, sales, new customer acquisition, fund raising and cash flow.

MacroSolve’s Anyware Mobile Solutions division is currently on track to be cash flow positive by Q1 of 2010. This positive cash flow position will support the ongoing development of MacroSolve as a whole and specifically the development and upcoming launch of MacroSolve’s mobility e-Marketplace. Through September 21, 2009, the Company issued $1.3 million in convertible debentures out of an anticipated $2.3 million.

“I’m pleased to announce that from a financing and cash flow perspective, we are well on track to support our revenue growth goals as we move towards earnings. This is based on our ability to consistently deliver on our strategic milestones,” stated Clint Parr, MacroSolve President and CEO.

About MacroSolve
MacroSolve, Inc. (OTCBB:MCVE) is a pioneer in delivering mobile solutions to businesses. Founded in 1997, the company has an extensive network including the top name brands in wireless hardware and software as well as carriers. MacroSolve’s mission is to deliver innovative strategies that bring the buyers and sellers of mobile technologies together in a way that creates bottom-line benefits to all participants in its growing $100 billion target market. The company operates through its subsidiaries including Anyware Mobile Solutions. For more information, visit www.macrosolve.com or call 800-401-8740.

Safe Harbor Statement
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports.   Factors that could cause these differences include, but are not limited to, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Investor and Media Contact:
Dilek Mir
(310) 591-5619
dmir@corporateprofile.com

Company Contact:
April Sailsbury
(918) 388-3529
april.sailsbury@macrosolve.com